Exhibit 99.1
Media contact:        Sheila Odom
                      402.458.2329
                      nelnetcommunications@nelnet.net

Investor contact:     Cheryl Watson
                      317.469.2064
                      investorrelations@nelnet.net

For immediate release

NELNET ANNOUNCES DON R. BOUC TO ASSUME POSITION OF PRESIDENT EMERITUS

(Lincoln, NE) - Today, Nelnet (NYSE: NNI) announced the December 31, 2004, semi-retirement of Don R. Bouc, 58, President of the company. Effective January 3, 2005, Mr. Bouc will assume the position of President Emeritus.

Mr. Bouc joined Nelnet in 1997, has served as President since March 2001, and as a member of its Board of Directors since March 2000. Previously, Mr. Bouc served as President of National Education Loan Network, Inc., a subsidiary of Nelnet. Before joining Nelnet, Mr. Bouc was President for seven years of Nebraska Higher Education Loan Program, Inc., or NEBHELP, which Nelnet acquired in 1998. During his tenure, he assisted in creating the Education Finance Council and later served as its Chairman.

"Don is a significant asset to Nelnet as well as the education finance industry as a whole," commented Mike Dunlap, Nelnet Chairman and Co-CEO. "We feel fortunate that although Don will enter a semi-retired position as President Emeritus, he will continue his seats on the company's Board of Directors and several key operational and strategic teams."

In 1985, Mr. Bouc founded Midwest Computing, Inc., the developer of EASEL, a servicing and related software package used by over 50 financial institutions in the student loan industry. Prior, Mr. Bouc worked for the University of Nebraska Central Administration Computing Services network in various positions, ultimately as Director of administrative computing.

Mr. Bouc served on the Board of Trustees of Lincoln General Hospital from 1996 to 1998 and is currently a member of the Board of Trustees of Health Lincoln, Junior Achievement/Lincoln, and the Nebraska Independent College Foundation. Recently, Mr. Bouc was elected to serve nationally on the Junior Achievement Worldwide Board of Directors and was appointed by the Secretary of Education to the Federal Advisory Committee on Student Financial Assistance in 2001. The eleven members of the advisory committee provide advice and counsel to the Secretary of Education and Congress regarding student financial aid policy.

As Mr. Bouc will retain his role in Nelnet's operational and strategic oversight, a successor will not be appointed at this time and the scope of additional executive leaders will be expanded.

"Don has dedicated a tremendous amount of time and energy to making this company and the FFEL industry strong. This opportunity to now dedicate time to his family and volunteer pursuits is well-deserved," noted Steve Butterfield, Nelnet Vice Chairman and Co-CEO.


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About Nelnet
------------

Nelnet is one of the leading education finance companies in the United States and is focused on providing quality student loan products and services to students and schools nationwide. With over $13 billion in total assets, Nelnet originates in excess of $3 billion for itself and its service partners annually, and its servicing software is used by approximately 35 clients, including Nelnet, to service nearly $50 billion in student loans. Nelnet ranks among the nation's leaders in terms of total student loan assets.

Nelnet offers a broad range of student loan and financial services and technology-based products, including student loan origination and lending, guarantee servicing, and a suite of software solutions. Our products are designed to simplify the student loan process by automating financial aid delivery, loan processing, and funds disbursement. Our services help to facilitate and streamline education finance for all involved in the industry, including student and parent borrowers, lenders, financial aid officers, guaranty agencies, governmental agencies, servicers, and the capital markets.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on Nelnet's operating results, performance, or financial condition are changes in terms of student loans and the educational credit marketplace, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, or changes in the general interest rate environment and in the securitization markets for education loans.

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